CONSENT OF WIECHELMAN & ASSOCIATES






We consent to the reference of our firm under the caption "Experts" and to the use of our report dated February 27, 1996 with respect to the financial statements of Clover Insurance Agency, Inc. included in the Supplement to Prospectus dated February 12, 1992 and related Registration Statement (Form S-4, No. 33-44271) of Hilb, Rogal, and Hamilton Company.





WIECHELMAN & ASSOCIATES
Cerritos, California
February 28, 1996